Exhibit 2.1

CONTRIBUTION,

CONVEYANCE AND ASSUMPTION AGREEMENT

Membership Interest in

Crestwood Marcellus Midstream LLC

by and among

CRESTWOOD MARCELLUS HOLDINGS LLC,

CRESTWOOD HOLDINGS LLC,

CRESTWOOD GAS SERVICES HOLDINGS LLC,

CRESTWOOD GAS SERVICES GP LLC

as Contributing Parties

and

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD MARCELLUS PIPELINE LLC

as Recipient Parties

Dated as of January 8, 2013

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of January 8, 2013, is made and entered into by and among Crestwood Marcellus Holdings LLC, a Delaware limited liability company (“CMH”), Crestwood Holdings LLC, a Delaware limited liability company (“CH”), Crestwood Gas Services Holdings LLC, a Delaware limited liability company (“CGSH”), and Crestwood Gas Services GP LLC (“GP”) (each a “Contributing Party” and together the “Contributing Parties”), and Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”) and Crestwood Marcellus Pipeline LLC, a Delaware limited liability company (“CMP”) (each a “Recipient Party” and together the “Recipient Parties”). The Contributing Parties and Recipient Parties are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.

RECITALS

WHEREAS, CMH owns a 65% limited liability company membership interest in Crestwood Marcellus Midstream LLC (“CMM”) (the “Subject Interest”);

WHEREAS, CH owns a 100% limited liability company membership interest in CMH;

WHEREAS, CH owns a 100% limited liability company membership interest in CGSH;

WHEREAS, CGSH owns a 100% limited liability company membership interest in GP;

WHEREAS, CGSH is a limited partner of the Partnership;

WHEREAS, GP is the sole general partner of the Partnership;

WHEREAS, the Partnership owns a 100% limited liability company membership interest in CMP;

WHEREAS, CMP owns a 35% limited liability company membership interest in CMM;

WHEREAS, CMH desires to distribute all of the Subject Interest to CH and CH desires to accept all of the Subject Interest;

WHEREAS, CH desires to contribute all of the Subject Interest to CGSH and CGSH desires to accept all of the Subject Interest;

WHEREAS, CGSH desires to contribute an undivided interest in the Subject Interest to GP, and GP desires to accept such undivided interest (the “GP Subject Interest”);

WHEREAS, CGSH and GP desire to contribute all of the undivided interests in the Subject Interest to the Partnership for the consideration described herein, and the Partnership desires to accept such undivided interests in exchange for such consideration;

WHEREAS, the Partnership desires to contribute all of the undivided interests in the Subject Interest to CMP, and CMP desires to accept such undivided interests; and

WHEREAS, in order to avoid multiple conveyances of the Subject Interest, each of the Parties entitled to receive an interest in the Subject Interest agrees that CMH will be instructed to convey such interest to any Party to which it is required to make such a conveyance, with the result that CMH will execute and deliver a document to convey the Subject Interest directly to CMP.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1. Definitions. The following capitalized terms have the meanings given below.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, that for purposes of this Agreement the Partnership and its subsidiaries shall be deemed not to be Affiliates of the Contributing Parties.

“Agreement” has the meaning assigned to such term in the preamble.

“Ancillary Documents” means, collectively, the Recipient Party Ancillary Documents and the Contributing Party Ancillary Documents.

“Business Day” means any day other than a Saturday, Sunday or any other day on which federal or state banking institutions are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning assigned to such term in Section 2.2.

“CGSH” has the meaning assigned to such term in the preamble.

“CH” has the meaning assigned to such term in the preamble.

“Class D Units” means the Class D common units representing limited partner interests in the Partnership as established pursuant to the Third Amendment.

“Closing” has the meaning assigned to such term in Section 3.1.

“Closing Date” has the meaning assigned to such term in Section 3.1.

“CMH” has the meaning assigned to such term in the preamble.

“CMM” has the meaning assigned to such term in the recitals.

“CMM Assets” means the assets described on Exhibit A.

“CMM LLC Agreement” means the amended and restated limited liability company agreement of CMM dated March 26, 2012, as amended and in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Conflicts Committee” means the conflicts committee of the board of directors of GP.

“Consideration” has the meaning assigned to such term in Section 2.2.

“Contract” means any agreement, lease, license or contract, or other legally binding commitment, whether written or oral, including purchase orders and service order.

“Contributing Parties” has the meaning set forth in the preamble.

“Contributing Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributing Party, or any Affiliate thereof, at the Closing pursuant to Section 3.2 and each other document or contract entered into by any Contributing Party, or any Affiliate thereof, in connection with this Agreement or the Closing.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the term “Controlled” has a correlative meaning.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated November 16, 2012, by and among, the Partnership, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and RBC Capital Markets, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Royal Bank of Canada, as syndication agents, and UBS Securities LLC and The Royal Bank of Scotland PLC, as co-documentation agents, as amended and in effect on the date hereof.

“Encumbrance” or “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, restriction, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, option, preemptive rights or right of first refusal.

“Environmental Laws” means any and all Laws in effect as of the Closing Date pertaining to or regulating pollution, environmental protection, natural resource damages, conservation of resources, wildlife, waste management, or the use, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery

Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Drinking Water Act of 1974, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970, the Hazardous Liquid Pipeline Safety Act, the Oil Pollution Act of 1990, and the Pipeline Safety Improvement Act of 2002, each as amended.

“Equity Interest” means any capital stock, partnership interest, membership interest or other unit of equity security, equity ownership or voting security (including any security convertible into or exchangeable or exercisable for any of the same).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Statements” has the meaning assigned to such term in Section 4.15.

“GAAP” means generally accepted accounting principles as established in the United States by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, consistently applied.

“Governmental Entity” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, instrumentality, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“GP” has the meaning set forth in the preamble.

“GP Consideration” has the meaning assigned to such term in Section 2.2.

“GP Subject Interest” has the meaning set forth in the recitals.

“GP Units” means units representing general partner interests in the Partnership.

“Hazardous Substance” means any substance, waste, or material that is defined, designated, or listed as a “hazardous substance”, “hazardous waste”, or “toxic substance” under Environmental Laws.

“Indemnified Party” means any Person entitled to indemnification in accordance with Article VII.

“Indemnifying Party” means any Person from whom indemnification is required in accordance with Article VII.

“Knowledge” and any variations thereof or words to the same effect means, with respect to the Contributing Parties, the actual knowledge, after reasonable inquiry, of the following officers of the Contributing Parties: Robert G. Phillips, Joel Moxley, and Bill Manias.

“Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

“Lien” means any lien, security interest, mortgage, pledge, charge, encumbrance or right of others.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, sanctions, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments or occurrences, is materially adverse to the assets, liabilities, business, financial condition, or operations (including results of operations) of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events, circumstances, developments or occurrences (either alone or in combination): (a) any change in general economic, political or business conditions (including any effects on the economy arising as a result of acts of terrorism) but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (b) any change in oil or natural gas commodity prices but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (c) any change affecting the natural gas transportation industry generally but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (d) national or international events or occurrences, including acts of war or terrorism but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries, taken as a whole; (e) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Closing Date but which does not, in each case, have a materially disproportionate impact on the business of such Person and its Subsidiaries; (f) the failure of such Person to meet any internal or published forecasts or budgets for any period prior to, on or after the date of this Agreement (provided that any change, event, circumstance, development or occurrence underlying such failure that is not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); or (g) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.

“Material Contracts” has the meaning assigned to such term in Section 4.14.

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 19, 2008, as amended by that certain First Amendment to Second Amended and Restated Agreement of Limited Partnership, dated as of October 4, 2010, and as further amended by that certain Second Amendment to Second Amended and Restated Agreement of Limited Partnership, dated as of April 1, 2011.

“Partnership Debt” has the meaning assigned to such term in Section 2.3.

“Partnership SEC Reports” has the meaning assigned to such term in Section 5.11.

“Party” or “Parties” has the meaning assigned to such term in the preamble.

“Permitted Liens” means (i) liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (ii) statutory liens (including materialmen’s, warehousemen’s, mechanics’, repairmen’s, landlords’, and other similar liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, and (iii) utility easements, restrictive covenants and defects, imperfections or irregularities of title that do not and could not reasonably be expected to interfere materially with the ordinary conduct of the business of the CMM Assets or CMM.

“Permits” means any permit, license, certificate, consent, approval, waiver, authorization, registration and any similar item issued by any Governmental Entity or quasi-governmental entity of any kind.

“Person” means any individual, firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, demand, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator.

“Recipient Parties” has the meaning set forth in the preamble.

“Recipient Party Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Recipient Party, or any Affiliate thereof, at the Closing pursuant to Section 3.3 and each other document or contract entered into by any Recipient Party, or any Affiliate thereof, in connection with this Agreement or the Closing.

“SEC” means the U. S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subject Interest” has the meaning assigned to such term in the recitals.

“Subject Interest Contribution Agreement” means the contribution agreement substantially in the form attached hereto as Exhibit B.

“Tax” or “Taxes” means (i) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, margins, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges, and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Entity, penalties and interest, (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings relating to, or required to be filed in connection with, any Taxes.

“Third Amendment” means the Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of the Partnership that establishes the terms of the Class D Units substantially in the form attached hereto as Exhibit C.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Unit Consideration” has the meaning assigned to such term in Section 2.2.

ARTICLE II.

CONTRIBUTION; TAX TREATMENT

2.1. Contribution. At the Closing (defined in Article III), upon the terms and subject to the conditions set forth in this Agreement, CMH shall cause to be contributed, assigned, transferred and conveyed to CMP (as set forth in the recitals), and CMP shall accept contribution of, the Subject Interest pursuant to the Subject Interest Contribution Agreement and in accordance with Section 2.5.

2.2. Consideration of Cash and Units. In exchange for the conveyance of the Subject Interest, the Partnership shall deliver at Closing (i) to CGSH, (a) 6,190,469 Class D Units (the “Unit Consideration”), and (b) $129,000,000 payable in cash (the “Cash Consideration”) by wire transfer of immediately available funds, and (ii) to GP, 133,060 GP Units (the “GP Consideration” and, together with the Unit Consideration and the Cash Consideration, the “Consideration”).

2.3. Borrowing by the Partnership. Immediately prior to the Closing, the Partnership shall borrow $129,000,000 under the Credit Agreement (the “Partnership Debt”), which shall be the full amount of the Cash Consideration.

2.4. Tax Treatment of Consideration.

(a) The Unit Consideration shall be treated by CGSH and the Partnership as a contribution by CGSH of an undivided interest in the Subject Interest in exchange for Class D Units in the Partnership under Section 721 of the Code. The GP Consideration shall be treated by GP and the Partnership as a contribution by GP of an undivided interest in the Subject Interest to the Partnership in exchange for GP Units in the Partnership under Section 721 of the Code. The Cash Consideration shall be paid out of the proceeds of the Partnership Debt and CGSH’s allocable share of the Partnership Debt shall be the amount of the Partnership Debt as determined under Section 1.707-5(b)(2) of the Treasury Regulations, and to that extent shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations. Accordingly, such consideration is not expected to be taken into account in determining whether CGSH received money or other consideration for disguised sale purposes. The Cash Consideration in excess of the amount treated as a “debt-financed transfer” shall be treated (i) as a reimbursement of CGSH’s preformation expenditures with respect to the Subject Interest within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable (accordingly, such cash is not expected to be taken into account in determining whether CGSH received money or other consideration for disguised sale purposes), and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by CGSH of the Subject Interest to the Partnership to the extent Section 1.707-4(d) of the Treasury Regulations is inapplicable. The Partnership and CGSH agree to act at all times in a manner consistent with this intended treatment of the Cash Consideration and the Partnership Debt, including, if required, disclosing the distribution of the Cash Consideration in accordance with the requirements of Section 1.707-3(c)(2) of the Treasury Regulations.

(b) To the extent required under the Code and subject to Section 2.4(a) above, the Partnership, GP and CGSH agree to treat the contribution of the undivided interests in the Subject Interest by GP and CGSH for U.S. federal income tax purposes as a transfer in 2013 of the Subject Interest by GP and CGSH and an acquisition of a portion of the assets of CMM by the Partnership (as described in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432). The existence of CMM as a partnership for U.S. federal income tax purposes shall terminate as of the Closing Date. If, contrary to the foregoing, the Parties hereto are required to treat the assignment, sale or transfer of the Subject Interest as a merger or consolidation of CMM with and into the Partnership pursuant to Section 708(b)(2)(A) of the Code, then the Parties hereto intend that: (i) such merger or consolidation shall be treated in the manner set forth in Treasury Regulations Section 1.708-1(c)(3)(i); (ii) this Agreement is intended to and shall constitute an election to treat such assignment, sale or transfer as a transfer of the Subject Interest by CGSH, pursuant to Treasury Regulations Section 1.708-1(c)(4), to the extent of any cash deemed to be distributed to CGSH by the Partnership pursuant to Section 752(b) of the Code; and (iii) to the extent of such cash deemed to be received by CGSH, to treat CGSH as transferring its interest in the Subject Interest for cash pursuant to Treasury Regulations Section 1.708-1(c)(4).

2.5. Contemplated Legal Steps. To avoid multiple state law conveyances of the Subject Interest, each Party entitled to receive an interest in the Subject Interest pursuant to this Section 2.5 agrees that at Closing CMH is instructed to convey such Subject Interest or undivided interests therein to each successive Party pursuant to the Subject Interest Contribution Agreement such that CMH will convey ownership of the Subject Interest directly to CMP in a single state law conveyance, which shall accomplish the following discrete transfers:

(a) Distribution by CMH of the Subject Interest to CH;

(b) Contribution by CH of the Subject Interest to CGSH;

(c) Contribution by CGSH of an undivided interest in the Subject Interest to GP. The undivided interest transferred by CGSH to GP shall be equal to a certain percentage change of the Subject Interest;

(d) Contribution by CGSH and GP of respective undivided interests in the Subject Interest to the Partnership;

(i) GP shall transfer the GP Subject Interest and shall receive an increased general partner capital account and the GP Consideration;

(ii) CGSH shall transfer its undivided interest in the Subject Interest and shall receive the Cash Consideration and the Unit Consideration; and

(e) Contribution by the Partnership of the Subject Interest to CMP.

ARTICLE III.

CLOSING

3.1. Closing. The closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Locke Lord LLP, 2800 JPMorgan Chase Tower, 600 Travis, Houston, Texas 77002, on the date hereof (the “Closing Date”) contemporaneously with the execution and delivery of this Agreement.

3.2. Closing Deliverables by the Contributing Parties. At Closing, the Contributing Parties will deliver, or cause to be delivered, the following:

(a) A counterpart to the Subject Interest Contribution Agreement, duly executed by the applicable Contributing Party or Contributing Parties;

(b) A certificate of non-foreign status executed in the form prescribed by Treasury Regulation § 1.1445-2(b)(2); and

(c) Any other certificates, instruments of conveyance and documents as may be reasonably requested by the Recipient Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

3.3. Closing Deliverables by the Recipient Parties. At Closing, the Recipient Parties will deliver, or cause to be delivered, the following:

(a) The Third Amendment, duly executed by the GP;

(b) The Cash Consideration, by wire transfer to an account specified by CGSH;

(c) The Unit Consideration, by issuance of such Class D Units (in certificated or book-entry form) to CGSH, by instruction to the Partnership’s transfer agent or otherwise;

(d) The GP Consideration, by reflecting the issuance of such GP Units to GP, in accordance with the Partnership Agreement;

(e) A counterpart to the Subject Interest Contribution Agreement, duly executed by the applicable Recipient Party or Recipient Parties; and

(f) Any other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES

The Contributing Parties, jointly and severally, hereby make the representations and warranties set forth below, which are true, correct and complete on the date hereof.

4.1. Organization and Good Standing. Each Contributing Party is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own the Subject Interest. CMM is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its assets and to carry on its business as now being conducted and to perform all its obligations under the Contracts to which it is bound, and is duly qualified to conduct business as a foreign entity in each jurisdiction where its assets are located or its business is conducted.

4.2. Authorization and Enforceability. Each Contributing Party has full limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Contributing Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Contributing Party of this Agreement and the Contributing Party Ancillary Documents, and the consummation by such Contributing Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Contributing Parties. This Agreement has been duly executed and delivered by each Contributing Party and constitutes (and each Contributing Party Ancillary Document executed or to be executed by each Contributing Party has been, or when executed will be, duly executed and delivered by such Contributing Party and constitutes, or when executed and delivered will constitute), a valid and legally binding obligation of such Contributing Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3. No Conflicts. The execution and delivery by each Contributing Party of this Agreement and the other Contributing Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of, or allow or give to others any right to exercise any rights or remedies under, such Contributing Party’s organizational documents or any material agreement or instrument to which it is a party or by which it is bound, or the CMM LLC Agreement or any other organizational document of CMM; or any material agreement or instrument to which CMM is a party or by which CMM is bound, (ii) violate any Laws applicable to any Contributing Party, or (iii) violate, result in any breach of, or constitute a default under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on the Subject Interest pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Subject Interest or by which any of the Subject Interest is bound or affected, except (in the case of (iii) above) for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Entity where the same are not required prior to the sale, assignment or contribution of the Subject Interest or are customarily obtained subsequent to the sale, assignment or contribution thereof.

4.4. Litigation. (i) There are no claims, demands, actions, suits, or proceedings (including condemnation, expropriation, or forfeiture proceedings) pending before any Governmental Entity or arbitrator against a Contributing Party or any of its Affiliates, the Subject Interest, or, to the Contributing Parties’ Knowledge, CMM, seeking to prevent the consummation of the transactions contemplated hereby; (ii) to the Contributing Parties’ Knowledge, no event has occurred nor does any circumstance exist that may give rise to, or serve as a basis for, the commencement of any proceeding described in the immediately foregoing clause (i); (iii) there is no Order relating to the ownership of the Subject Interest; and (iv) to the Contributing Parties’ Knowledge, there is no Order relating to the use of the CMM Assets that has arisen since March 26, 2012.

4.5. Title to Subject Interest. CMH has good and valid title to, holds of record and owns beneficially the Subject Interest free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws or under the CMM LLC Agreement. To the Contributing Parties’ Knowledge, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of CMM, or other commitments or agreements providing for the issuance of additional Equity Interests or the repurchase or redemption of Equity Interests of CMM, and there are no agreements or rights of any kind which may obligate CMM to issue, purchase, redeem or otherwise acquire any of its Equity Interests, other than as expressly set forth in the CMM LLC Agreement. To the Contributing Parties’ Knowledge, except as expressly set forth in the CMM LLC Agreement, there are no voting agreements, proxies or other similar agreements or understandings with respect to the Subject Interest. The Subject Interest is duly authorized, validly issued and outstanding and fully paid (to the extent required under the CMM LLC Agreement), and was issued free of preemptive rights and in compliance with applicable Laws. Immediately after the Closing, the Recipient Parties will own, beneficially or of record, the Subject Interest. CMH is a current member of CMM, has not resigned as such, and has taken no action, and no event has occurred and no circumstances exist, that would cause it to cease to be a member of CMM. CMH is in compliance with, and has performed, in all material respects, its obligations under the CMM LLC Agreement.

4.6. Taxes and Assessments. To the Contributing Parties’ Knowledge, with respect to CMM (i) all material Tax Returns required to be filed since February 23, 2012 have been duly filed on a timely basis with the appropriate Tax Authority, and are true, correct and complete in all material respects, (ii) all Taxes due and owing since February 23, 2012 (whether or not shown as due on any Tax Returns) have been timely paid in full, (iii) there are no Liens, other than Permitted Liens, on any of the assets of CMM that arose after February 23, 2012 in connection with any failure (or alleged failure) to pay any Tax, (iv) there is no claim, action, or proceeding currently pending by any applicable Tax Authority in connection with any Tax, (v) no Tax Returns are now under audit or examination by any Tax Authority, (vi) there are no existing agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (vii) no written claim has been made by any Tax Authority since February 23, 2012 in a jurisdiction where CMM does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (viii) CMM is not a party to any Tax sharing agreement, or is otherwise liable for the Taxes of any other Person (including as a transferee or successor), (ix) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect CMM, and (xi) CMM has not, since February 23, 2012, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.

4.7. Consents and Approvals; No Violation. Neither the execution and delivery by the Contributing Parties of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will result in a violation of any Order of any court or Governmental Entity, or any Laws, applicable to the Contributing Parties or, to the Contributing Parties’ Knowledge, CMM or require any consent or approval of, or notice to, or filing or registration with, any Person, except for those consents, approvals, notices, filings or registrations that have been obtained, given or made, as the case may be, and that are unconditional and in full force and effect.

4.8. Insolvency. The Contributing Parties (a) are not insolvent, (b) are not in receivership or dissolution, (c) have not made any assignment for the benefit of creditors, (d) have not admitted in writing their inability to pay their debts as they mature, (e) have not been adjudicated bankrupt or (f) have not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor has any such petition been filed against the Contributing Parties.

4.9. No Broker’s or Finder’s Fees. No agent, broker, investment banker or similar Person has acted directly or indirectly on behalf of the Contributing Parties in connection with this Agreement or the transactions contemplated hereby, and no Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby or as the result of any contract, commitment, obligation or action on the part of the Contributing Parties.

4.10. CMM Assets and Liabilities. To the Contributing Parties’ Knowledge:

(a) The CMM Assets consist of substantially all of the assets acquired at March 26, 2012, plus the assets acquired on December 28, 2012 from Enerven Compression, LLC.

(b) No material structural defects relating to any of the CMM Assets have arisen or been discovered since March 26, 2012.

(c) Since March 26, 2012, CMM has incurred no material liabilities or obligations of any kind or character other than (i) those that have been paid or discharged before the date hereof, (ii) those that have been disclosed to the Conflicts Committee, or (iii) those that arise out of the express terms of the Material Contracts or have otherwise been incurred in the ordinary course of business.

4.11. Compliance With Laws. To the Contributing Parties’ Knowledge, the CMM Assets are currently in material compliance with the provisions and requirements of all applicable Laws (other than Environmental Laws, which are addressed in Section 4.12).

4.12. Environmental Matters. To the Contributing Parties’ Knowledge, to the extent such operations were in compliance at March 26, 2012, the operations of the CMM Assets remain in compliance in all material respects with all Environmental Laws.

4.13. Permits. To the Contributing Parties’ Knowledge, no Permit that is material to the operation of the CMM Assets will be subject to suspension, modification, revocation or nonrenewal as a result of the execution, delivery and/or performance of this Agreement.

4.14. Material Contracts. To the Contributing Parties’ Knowledge, (i) Schedule 4.14 sets forth a complete and accurate list of all material contracts to which CMM is party or by which any of the CMM Assets are bound (the “Material Contracts”), (ii) neither CMM nor any other Person is in default under any Material Contract, and (iii) there are no current notices received by CMM of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract.

4.15. Regulatory Matters. To the Contributing Parties’ Knowledge:

(a) CMM is not regulated as a “common carrier” under applicable Law;

(b) The CMM Assets are intrastate pipelines and not currently subject to regulation by the United States Federal Energy Regulatory Commission; and

(c) None of the CMM Assets were acquired through the use or threatened use of eminent domain by CMM or by CMM’s predecessors in interest to any of the CMM Assets. No CMM Assets were acquired through the use or threatened use of eminent domain by CMM or by any other Person.

4.16. Conflicts Committee Matters.

(a) To the Contributing Parties’ Knowledge, all information that has been made available to the Conflicts Committee and their representatives by any Contributing Party or any of their directors, partners, officers, employees, agents, advisors or representatives in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements were made.

(b) To the Contributing Parties’ Knowledge, the projections and budgets provided to the Conflicts Committee (including those provided to Robert W. Baird & Co. (“Baird”), the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with CMM’s management’s current expectations. To the Contributing Parties’ Knowledge, the other financial and operational information provided to Baird as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered, and is derived from and is consistent with CMM’s books and records.

4.17. Investment. The Contributing Parties are not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act or any state securities laws. The Contributing Parties are familiar with investments of the nature of the Unit Consideration, understand that this investment involves substantial risks, have adequately investigated the Partnership and the Unit Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in purchasing the Unit Consideration, and are able to bear the economic risks of such investment. The Contributing Parties have had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, have received all materials, documents and other information that the Contributing Parties deem necessary or advisable to evaluate the Partnership and the Unit Consideration, and have made their own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including their own estimate of the value of the Unit Consideration. The Contributing Parties have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as the Contributing Parties deem adequate. The Contributing Parties acknowledge that the units constituting the Unit Consideration have not been registered under applicable federal and state securities laws and that the such units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such units will bear a legend to the foregoing effect.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING THE RECIPIENT PARTIES

The Recipient Parties, jointly and severally, hereby make the representations and warranties set forth below, which are true, correct and complete on the date hereof.

5.1. Organization and Good Standing. Each Recipient Party is an entity duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite entity power and authority to own the Subject Interest and to carry on its business as now being conducted and to perform all its obligations under the Contracts to which it is bound. Each Recipient Party is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business makes such qualification necessary.

5.2. Authorization and Enforceability. Each Recipient Party, as appropriate, has full partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and any Recipient Party Ancillary Documents to which it is a party. The execution, delivery, and performance by each Recipient Party of this Agreement and the Recipient Party Ancillary Documents and the consummation by such Recipient Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership or limited liability company action, as appropriate, of the Recipient Parties. This Agreement has been duly executed and delivered by each Recipient Party and constitutes (and each Recipient Party Ancillary Document executed or to be executed by each Recipient Party has been, or when executed will be, duly executed and delivered by such Recipient Party and constitutes), or when executed and delivered will constitute, a valid and legally binding obligation of the Recipient Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3. No Conflicts. The execution and delivery by each Recipient Party of this Agreement and the other Recipient Party Ancillary Documents to which it is a party, and the performance of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of such Recipient Party’s organizational documents or any material agreement or instrument to which it is a party or by which it is bound, or (ii) violate any Law applicable to such Recipient Party.

5.4. Litigation. There are no claims, demands, actions, suits, or proceedings pending before any Governmental Entity or arbitrator or threatened in writing against any Recipient Party or any of its Affiliates which are reasonably likely to impair materially the ability of the Recipient Parties to perform their obligations under this Agreement or the Recipient Party Ancillary Documents.

5.5. Absence of Partnership Material Adverse Effect Since September 30, 2012, the business of the Partnership and its Subsidiaries has been conducted in the ordinary course and in a manner consistent with past practice and there has not been any event, occurrence or development or series of events, occurrences or developments which, individually or in the aggregate, has had, or would be reasonably expected to have, a Partnership Material Adverse Effect.

5.6. No Broker’s or Finder’s Fees. No agent, broker, investment banker or similar Person has acted directly or indirectly on behalf of the Recipient Parties in connection with this Agreement or the transactions contemplated hereby, and no Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby or as the result of any contract, commitment, obligation or action on the part of the Recipient Parties.

5.7. Investment. The Recipient Parties are not acquiring the Subject Interest with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any state securities Laws. The Recipient Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Subject Interest. The Recipient Parties acknowledge that the Subject Interest has not been registered under applicable federal and state securities Laws and that the Subject Interest may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

5.8. Unit Consideration. The Class D Units and the GP Units issued by the Partnership under this Agreement have been duly reserved and authorized for issuance and sale to CGSH and the GP, respectively, and, when so issued and delivered pursuant to the terms and conditions of this Agreement in exchange for the conveyance of the Subject Interest, will be validly issued and nonassessable (except as such nonassessability may be affected by applicable Delaware Laws and the Partnership Agreement). CGSH and the GP, respectively, shall be the record owners of the Class D Units and the GP Units upon issuance thereof free and clear of any Liens or other restrictions on transfer thereof, except as set forth in the Partnership Agreement or as required under applicable securities Laws. The issuance of the Unit Consideration is exempt from registration under applicable securities Laws.

5.9. Consents and Approvals; No Violation. Neither the execution and delivery by the Recipient Parties of this Agreement or any Recipient Party Ancillary Document, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will result in a violation of any Order of any court or Governmental Entity, or any Law applicable to the Recipient Parties or require any consent or approval of, or notice to, or filing or registration with, any Person, except for those consents, approvals, notices, filings or registrations that have been obtained, given or made, as the case may be, and that are unconditional and in full force and effect.

5.10. Insolvency. The Recipient Parties (a) are not insolvent, (b) are not in receivership or dissolution, (c) have not made any assignment for the benefit of creditors, (d) have not admitted in writing their inability to pay their debts as they mature, (e) have not been adjudicated bankrupt or (f) have not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor has any such petition been filed against the Recipient Parties.

5.11. SEC Reports. The Partnership has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Partnership SEC Reports”). None of the Partnership SEC Reports at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.

COVENANTS

6.1. Further Assurances. From time to time after the Closing, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Recipient Parties from and after the Closing own the Subject Interest that is identified in this Agreement.

ARTICLE VII.

INDEMNIFICATION

7.1. Recipient Party Indemnification. Subject to the other provisions of this Article VII, the Recipient Parties shall release, defend, indemnify and hold harmless the Contributing Parties and their Affiliates, together with their respective officers, directors, managers, employees, agents, partners, representatives, members and shareholders (the “Contributing Indemnitees”) from and against any and all Losses suffered by such Contributing Indemnitees arising out of or related to:

(a) The breach of any covenant or agreement made in this Agreement by the Recipient Parties; and/or

(b) The breach of any representation or warranty made in this Agreement by the Recipient Parties.

7.2. Contributing Party Indemnification. Subject to the other provisions of this Article VII, the Contributing Parties hereby release, and shall jointly and severally defend, indemnify and hold harmless, the Recipient Parties and their Affiliates, together with their respective officers, directors, managers, employees, agents, partners, representatives, members and shareholders (the “Recipient Indemnitees”) from and against any and all Losses arising out of or relating to:

(a) The breach of any covenant or agreement made in this Agreement by the Contributing Parties; and/or

(b) The breach of any representation or warranty made in this Agreement by the Contributing Parties.

7.3. Time Limitations. Notwithstanding anything to the contrary herein:

(a) The Contributing Parties’ indemnification obligations under Section 7.2(b) shall only apply if a Recipient Party has provided a Contributing Party with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to Section 7.3(b); and

(b) The Contributing Parties’ representations and warranties in Section 4.6 shall survive until 60 days after the expiration of the applicable statute of limitations period, the Contributing Parties’ representations and warranties in Sections 4.1, 4.2, 4.3, 4.5 and 4.9 shall survive indefinitely, and the remainder of the Contributing Parties’ representations and warranties in Article IV shall survive for a period of 12 months from the Closing Date, after which, in each case, the Contributing Parties shall have no liability or obligation in relation thereto except as to matters for which a Recipient Party has provided a Contributing Party a specific written claim on or before the end of such applicable period;

(c) The Recipient Parties’ indemnification obligations under Section 7.1(b) shall only apply if a Contributing Party has provided a Recipient Party with written notice claiming indemnification therefor on or before the date on which such representation or warranty expires pursuant to 7.3(d);

(d) The Recipient Parties’ representations and warranties in Section 5.1, 5.2, 5.3, 5.5 and 5.7 shall survive indefinitely, and the remainder of the Recipient Parties’ representations and warranties in Article V shall survive for a period of 12 months from the Closing Date, after which the Recipient Parties shall have no liability or obligation in relation thereto except as to matters for which a Contributing Party has provided a Recipient Party a specific written claim on or before the end of such period; and

(e) All covenants and agreements of the Parties in this Agreement shall survive indefinitely.

7.4. Notices and Defense of Indemnified Matters.

(a) To make a claim for indemnification under this Article VII, a Party seeking indemnification (the “Indemnified Party”) shall notify a Party from whom indemnification is sought pursuant to this Article VII (each, an “Indemnifying Party”) of its claim, including the specific details of and specific basis under this Agreement for its claim. In the event that the claim for indemnification is based upon a claim by a Person other than the Indemnified Party (a “Third Party”) against the Indemnified Party, the Indemnified Party shall provide its notice of claim promptly after the Indemnified Party has actual knowledge of the Third Party claim and shall enclose a copy of all papers (if any) served with respect to the claim; provided, however, that failure to promptly provide such notice of claim shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. In the event that a claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the notice of claim shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought by a Third Party against the Indemnified Party that are covered by the indemnification set forth in this Article VII. The Indemnifying Party shall have 30 days from its receipt of the notice of claim to notify the Indemnified Party whether or not it will assume control of the defense of such claim. If the Indemnifying Party elects to control the defense, it shall select counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determine whether to appeal any decision of any court and (if it deems appropriate) settle any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party (and its applicable Affiliates) from such matter or issues, as the case may be. If the Indemnifying Party assumes control of the defense of any Third Party claim, the Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article VII, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party (or its applicable Affiliate) may receive, permitting the names of the Indemnified Party (or its applicable Affiliates) to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party (or its applicable Affiliates) that the Indemnifying Party reasonably considers relevant to such defense and the making available (upon reasonable request) to the Indemnifying Party of any employees of the Indemnified Party (or its applicable Affiliate); provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and its applicable Affiliates) and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Party (or its applicable Affiliates) pursuant to this Article VII. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VII; provided, however, that the Indemnified Party may, at its option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(c) If the Indemnifying Party does not elect to assume control of the defense within 30 days from its receipt of the notice of claim or fails to give notice that it will assume control of the defense, the Indemnified Party shall have the right to defend such claim with counsel of the Indemnified Party’s choosing (provided such counsel shall be reasonably acceptable to the Indemnifying Party); provided, however, that the

Indemnified Party shall not enter into any settlement or compromise or make any admission or acknowledgment that would give rise to Losses to be assumed by the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by all amounts recovered by the Indemnified Party (and its applicable Affiliates) under contractual indemnities from third parties or insurance. The Indemnified Party hereby agree to use commercially reasonable efforts to realize any amounts recoverable under such contractual indemnities; provided, however, that the reasonable costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Party (and its applicable Affiliates) in connection with such efforts shall reduce the reduction of the gross amount of the indemnification based upon such contractual indemnities. To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Party has asserted a related claim under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such contractual indemnity.

ARTICLE VIII.

MISCELLANEOUS

8.1. Rules of Construction.

(a) All article, section, schedule and exhibit references, if applicable, used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) The Parties acknowledge that each Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. dollars.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

8.2. Expenses. Any costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such cost or expense, unless otherwise provided for in this Agreement or in the Ancillary Documents.

8.3. Notices. Any notice provided or permitted to be given under this Agreement (including any request for consent or approval, or response thereto) shall be in writing, and may be served by personal delivery, by telecopier or by Federal Express or another reputable overnight courier service, addressed to the party to be notified. If there is any dispute regarding the actual receipt of notice, the Party giving such notice shall bear the burden of providing reasonably satisfactory evidence of such delivery or receipt. Notices (a) given by personal delivery shall be deemed effective upon actual receipt, (b) sent by fax to the numbers set forth below shall be deemed received upon confirmation of successful transmission and (c) sent by a reputable international overnight courier with express delivery instructions to the addresses set forth below shall be deemed received one (1) Business Day following timely deposit with such courier. For purposes of notice, the addresses and fax numbers of the Parties shall be as follows:

If to CMH:

Crestwood Marcellus Holdings LLC

c/o Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

If to CH:

Crestwood Holdings LLC

c/o Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

If to CGSH:

Crestwood Gas Services Holdings LLC

c/o Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

If to GP:

Crestwood Gas Services GP LLC

c/o Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

If to the Partnership:

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

If to CMP:

Crestwood Marcellus Pipeline LLC

c/o Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

Attn: Kelly J. Jameson

Fax Number: (832) 519-2250

With a copy to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

Attn: Bill Swanstrom

Fax Number: (713) 229-2518

8.4. Severability. If any term or other provision of this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intention of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

8.5. Waivers. Any Party hereto (as to itself, but not as to other Parties without their consent) may, by written notice to the other Parties hereto: (a) extend the time for the performance of any of the obligations or other actions of the other Parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another Party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another Party contained in this Agreement; or (d) waive performance of any of the obligations of another Party under this Agreement. Except as otherwise expressly provided in the preceding sentence or elsewhere in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party or any knowledge acquired by any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

8.6. Amendments. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by one or more instruments in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement, discharge or waiver is sought.

8.7. Entire Agreement. This Agreement, the exhibits hereto, and the disclosure schedules hereto, if applicable, together with the Ancillary Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

8.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.9. Consent to Jurisdiction and Forum Selection. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR HARRIS COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED MAIL ADDRESSED AS MORE GENERALLY PROVIDED IN SECTION 8.3.

8.10. Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended to confer on any Person other than each of the Parties and their successors and permitted assigns any rights or obligations under this Agreement.

8.11. Assignability. Neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Parties hereto.

8.12. Remedies Cumulative; Waiver of Jury Trial and Damages. The rights and remedies of the Parties are cumulative and not alternative. Each Party hereto hereby irrevocably waives any and all rights that it may have to request or demand that any Proceeding arising out of or related in any way to this Agreement or the relationships of the Parties hereto be tried by jury, and each Party hereto hereby also irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any Proceeding any special, exemplary or punitive damages; provided, however, that no Party waives any special, exemplary or punitive damages to the extent resulting from any third-party claim. These waivers extend to any and all rights to demand a trial by jury arising from any source including, but not limited to, the Constitutions of the United States or the State of Delaware, common law, or any applicable statute or regulations. Each Party hereto acknowledges that it is knowingly and voluntarily waiving its right to demand trial by jury.

8.13. Public Statements. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable Law or stock exchange requirements.

8.14. Execution in Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

This Agreement has been duly executed and delivered by the parties on the date first above written.

CRESTWOOD MARCELLUS HOLDINGS LLC

By:	/s/ Joel D. Moxley
Name:	Joel D. Moxley
Title:	Senior Vice President and COO

CRESTWOOD HOLDINGS LLC

By:	/s/ Joel D. Moxley
Name:	Joel D. Moxley
Title:	Senior Vice President and COO

CRESTWOOD GAS SERVICES HOLDINGS LLC

By:	/s/ Joel D. Moxley
Name:	Joel D. Moxley
Title:	Senior Vice President and COO

CRESTWOOD GAS SERVICES GP LLC

By:	/s/ Kelly J. Jameson
Name:	Kelly J. Jameson
Title:	Senior Vice President and Secretary

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Gas Services GP LLC,
its general partner

By:	/s/ Kelly J. Jameson
Name:	Kelly J. Jameson
Title:	Senior Vice President and Secretary

CRESTWOOD MARCELLUS PIPELINE LLC

By:	/s/ Kelly J. Jameson
Name:	Kelly J. Jameson
Title:	Senior Vice President and Secretary

EXHIBIT A

CMM Assets

Approximately 40 miles of low pressure natural gas gathering system, including all pipelines, receipt points, delivery points, compression and dehydration facilities and other major physical facilities, located in Harrison and Doddridge counties, West Virginia. The CMM Assets, including the Enerven compressor stations (Jarvisville, Tichenal, Salem and Ike & Mike), are reflected on the attached map.